CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER NET INCOME OF $1.0 BILLION

AND $1.75 DILUTED EPS

Capital Levels Strong, Expenses Controlled, Average Loans and Deposits Grew

PITTSBURGH, April 15, 2015 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.0 billion, or $1.75 per diluted common share, for the first quarter of 2015 compared with net income of $1.1 billion, or $1.84 per diluted common share, for the fourth quarter of 2014 and net income of $1.1 billion, or $1.82 per diluted common share, for the first quarter of 2014.

“PNC delivered solid results in the first quarter, continuing the consistent performance that has been characteristic of our strategic execution,” said William S. Demchak, chairman, president and chief executive officer. “We grew average loans and deposits, controlled expenses and benefited from modestly improved credit quality this quarter. We completed our existing share repurchase program and announced new actions to return more capital to shareholders. Looking ahead, we like how we are positioned to help our customers achieve their financial goals and to perform for our shareholders.”

Income Statement Highlights

•	First quarter earnings reflected average loan and deposit growth, disciplined expense management, modestly improved credit quality and seasonal client trends.

•	Net interest income of $2.1 billion for the first quarter was relatively stable with the fourth quarter, declining slightly by $25 million, or 1 percent, primarily as a result of two fewer days in the first quarter.

•	Noninterest income of $1.7 billion for the first quarter decreased $191 million, or 10 percent, compared with the fourth quarter due to higher fourth quarter gains on asset dispositions as well as seasonally lower client revenue.

–	Noninterest income increased 5 percent over first quarter 2014 driven by strong fee income growth from success in deepening client relationships and product penetration.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 2

•	Noninterest expense of $2.3 billion for the first quarter declined substantially by $190 million, or 7 percent, compared with the fourth quarter reflecting elevated fourth quarter expenses and continued expense management.

•	Provision for credit losses was $54 million for the first quarter compared with $52 million in the fourth quarter as overall credit quality improved modestly.

Balance Sheet Highlights

•	Average loans grew $2.3 billion, or 1 percent, compared with the fourth quarter. Total loans of $205 billion at March 31, 2015 decreased $.1 billion compared with December 31, 2014 as loan activity declined from higher fourth quarter levels.

–	Average commercial lending increased $2.9 billion primarily in PNC’s corporate banking and real estate businesses.

–	Average consumer lending decreased $.6 billion.

•	Overall credit quality for the first quarter improved modestly compared with the fourth quarter.

–	Nonperforming assets of $2.8 billion at March 31, 2015 declined $126 million, or 4 percent, compared with December 31, 2014.

–	Net charge-offs decreased to $103 million for the first quarter from $118 million in the fourth quarter.

•	Investment securities increased by $5.0 billion, or 9 percent, during the first quarter to $61 billion at March 31, 2015, primarily funded by deposit growth.

•	Deposits grew $4.3 billion, or 2 percent, to $237 billion at March 31, 2015 compared with December 31, 2014 reflecting higher retail deposits.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 87 percent at March 31, 2015.

•	PNC maintained a strong liquidity position.

–	New regulatory short-term liquidity standards became effective for PNC as an advanced approaches bank beginning January 1, 2015, with a minimum phased-in Liquidity Coverage Ratio requirement of 80 percent in 2015, calculated as of month end.

–	The estimated Liquidity Coverage Ratio at March 31, 2015 exceeded 100 percent for both PNC and PNC Bank, N.A.

•	PNC returned capital to shareholders through repurchases of 4.4 million common shares for $.4 billion during the first quarter of 2015.

–	PNC completed its common stock repurchase program for the four quarter period that began in second quarter 2014 with total repurchases of 17.3 million common shares for $1.5 billion.

–	In March 2015 PNC announced new share repurchase programs of up to $2.875 billion for the five quarter period beginning in the second quarter of 2015.

•	In April 2015 the board of directors raised the quarterly dividend on common stock to 51 cents per share, an increase of 3 cents per share, or 6 percent, effective with the May dividend.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.4 percent at March 31, 2015 and 10.9 percent at December 31, 2014, calculated using the regulatory capital methodologies applicable to PNC during 2015 and 2014, respectively.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 9.9 percent at March 31, 2015 and 10.0 percent at December 31, 2014 based on the standardized approach rules.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	1Q15	4Q14	1Q14

Net income	$1,004	$1,057	$1,060
Net income attributable to diluted common shares	$926	$981	$983
Diluted earnings per common share	$1.75	$1.84	$1.82
Average diluted common shares outstanding	529	532	539
Return on average assets	1.17%	1.23%	1.35%
Return on average common equity	9.32%	9.67%	10.36%
Book value per common share Period end	$78.99	$77.61	$73.73
Tangible book value per common share (non-GAAP) Period end	$61.21	$59.88	$56.33
Cash dividends declared per common share	$.48	$.48	$.44

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including reconciliations of tangible book value to book value per common share and business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Net interest income	$2,072	$2,097	$2,195	(1)%	(6)%
Noninterest income	1,659	1,850	1,582	(10)%	5%

Total revenue	$3,731	$3,947	$3,777	(5)%	(1)%

Total revenue for the first quarter of 2015 decreased $216 million compared with the fourth quarter largely driven by lower noninterest income attributable to elevated fourth quarter gains on asset dispositions as well as seasonally lower client revenue. Total revenue declined $46 million compared with first quarter 2014 as a result of lower net interest income partially offset by strong growth in noninterest income.

Net interest income for the first quarter of 2015 declined $25 million compared with the fourth quarter and $123 million compared with the first quarter of 2014. In the linked quarter comparison, the decrease resulted from lower core net interest income primarily attributable to two fewer days in the first quarter as higher average loan and securities balances were offset by lower yields. Both core net interest income and purchase accounting accretion declined compared with the first quarter of 2014. Core net interest income decreased from first quarter 2014 primarily due to lower loan yields partially offset by commercial and commercial real estate loan growth, as well as the impact of increasing the company’s liquidity position and a change in classification to noninterest income of certain commercial facility fees beginning second quarter 2014.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 4

The net interest margin was 2.82 percent for the first quarter of 2015 compared with 2.89 percent for the fourth quarter and 3.26 percent for the first quarter of 2014. The decrease in the margin compared with the fourth quarter primarily resulted from lower yields on loans and securities. In the comparison with first quarter 2014, the decline in the margin was principally due to the impact of balance sheet management activities related to regulatory short-term liquidity standards, lower loan yields and lower benefit from purchase accounting accretion.

Noninterest Income				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Asset management	$376	$376	$364	–	3%
Consumer services	311	321	290	(3)%	7%
Corporate services	344	397	301	(13)%	14%
Residential mortgage	164	135	161	21%	2%
Service charges on deposits	153	180	147	(15)%	4%
Other, including net securities gains	311	441	319	(29)%	(3)%

	$1,659	$1,850	$1,582	(10)%	5%

Noninterest income for the first quarter of 2015 decreased $191 million compared with the fourth quarter primarily due to higher fourth quarter gains on asset dispositions. Asset management revenue was stable with the fourth quarter. Consumer service fees declined $10 million as a result of seasonally lower volumes of customer-initiated transactions. Corporate service fees decreased $53 million reflecting lower merger and acquisition advisory fees. Residential mortgage banking noninterest income increased $29 million principally from higher net hedging gains on mortgage servicing rights. Service charges on deposits declined $27 million largely driven by seasonally lower activity. Other noninterest income for the first quarter of 2015 decreased $130 million primarily due to the impact of higher fourth quarter gains on asset dispositions, including $94 million on the sale of PNC’s Washington, D.C. regional headquarters building and $36 million on the sale of Visa Class B common shares, and lower first quarter revenue associated with private equity investments partially offset by first quarter net securities gains of $42 million.

Noninterest income for the first quarter of 2015 increased $77 million compared with the first quarter of 2014. Strong client fee income growth was reflected in higher corporate and consumer service fees, asset management revenue and service charges on deposits. The increase in corporate service fees included the change in classification from net interest income of certain commercial facility fees beginning second quarter 2014. Residential mortgage banking noninterest income increased primarily due to higher net hedging gains on mortgage servicing rights substantially offset by a first quarter 2014 benefit from release of reserves for residential mortgage repurchase obligations. Other noninterest income declined as first quarter 2015 net securities gains were more than offset by first quarter 2014 gains of $62 million on the sale of Visa Class B common shares.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Personnel	$1,157	$1,170	$1,080	(1)%	7%
Occupancy	216	216	218	–	(1)%
Equipment	222	234	201	(5)%	10%
Marketing	62	67	52	(7)%	19%
Other	692	852	713	(19)%	(3)%

	$2,349	$2,539	$2,264	(7)%	4%

Noninterest expense for the first quarter of 2015 decreased $190 million compared with the linked quarter primarily due to the impact of elevated fourth quarter expenses related to a contribution to the PNC Foundation, legal and residential mortgage compliance costs, and fixed asset write-offs. Additionally, expense for third party services declined in the first quarter, and personnel expense decreased as lower incentive compensation primarily associated with seasonally lower business activity was partially offset by higher benefits costs.

Noninterest expense for the first quarter of 2015 increased $85 million compared with the first quarter of 2014 primarily related to PNC’s investments in technology and business infrastructure in support of its strategic priorities and higher benefits costs partially offset by lower legal and residential mortgage compliance costs.

The effective tax rate was 24.4 percent for the first quarter of 2015, 22.1 percent for the fourth quarter of 2014 reflecting the tax favorability of the PNC Foundation contribution, and 25.3 percent for the first quarter of 2014.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $351.0 billion at March 31, 2015 compared with $345.1 billion at December 31, 2014 and $323.4 billion at March 31, 2014. The increase from year end was due to higher investment securities balances and an increase in other assets partially offset by lower deposit balances maintained with the Federal Reserve Bank. Balance sheet growth compared with March 31, 2014 was attributable to higher deposit balances maintained with the Federal Reserve Bank in part due to regulatory short-term liquidity requirements, loan growth, an increase in other assets and higher investment securities balances.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 6

Loans				Change	Change
				3/31/15 vs	3/31/15 vs
In billions	3/31/2015	12/31/2014	3/31/2014	12/31/14	3/31/14

Commercial lending	$129.7	$128.4	$120.8	1%	7%
Consumer lending	75.0	76.4	77.4	(2)%	(3)%

Total loans	$204.7	$204.8	$198.2	–	3%

For the quarter ended:
Average loans	$205.2	$202.9	$196.6	1%	4%

Average loans grew $2.3 billion in the first quarter of 2015 compared with the fourth quarter. Average commercial lending increased $2.9 billion primarily from growth in PNC’s corporate banking and real estate businesses, and average consumer and residential real estate loans decreased $.6 billion. Total loans at March 31, 2015 declined slightly by $.1 billion compared with December 31, 2014. Commercial lending balances grew $1.3 billion, or 1 percent, over year end. Consumer lending decreased $1.4 billion, or 2 percent, primarily due to lower home equity, automobile, education and credit card loans. Runoff in the non-strategic portfolio of residential mortgage and brokered home equity loans contributed to the decrease in consumer lending. First quarter 2015 period end and average loans increased $6.5 billion and $8.6 billion, respectively, compared with first quarter 2014 due to commercial and commercial real estate loan growth partially offset by lower consumer and residential real estate loans.

Investment Securities				Change	Change
				3/31/15 vs	3/31/15 vs
In billions	3/31/2015	12/31/2014	3/31/2014	12/31/14	3/31/14

At quarter end	$60.8	$55.8	$58.6	9%	4%
Average for the quarter ended	$57.2	$54.2	$58.4	6%	(2)%

Investment securities balances at March 31, 2015 increased $5.0 billion compared with December 31, 2014, principally funded by deposit growth. Average balances increased $3.0 billion for the first quarter compared with the fourth quarter. Portfolio purchases were primarily agency residential mortgage-backed securities. First quarter period end investment securities balances increased $2.2 billion compared with March 31, 2014, while average investment securities balances declined $1.2 billion compared with first quarter 2014. The available for sale investment securities balance included a net unrealized pretax gain of $1.1 billion at March 31, 2015 and December 31, 2014 compared with $.9 billion at March 31, 2014, representing the difference between fair value and amortized cost.

Interest-earning deposits with banks of $31.2 billion at March 31, 2015 declined $.6 billion compared with December 31, 2014, and increased $16.3 billion compared with March 31, 2014 reflecting higher balances maintained on deposit with the Federal Reserve Bank in part due to regulatory short-term liquidity standards phased in starting January 1, 2015.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 7

Other assets of $25.5 billion at March 31, 2015 increased $2.1 billion, or 9 percent, over December 31, 2014 primarily due to trade date securities sales. Trade date securities purchases were reflected in a $1.4 billion, or 30 percent, increase in other liabilities at March 31, 2015 compared with year end.

Deposits				Change	Change
				3/31/15 vs	3/31/15 vs
In billions	3/31/2015	12/31/2014	3/31/2014	12/31/14	3/31/14

Transaction deposits	$202.3	$198.3	$188.1	2%	8%
Other deposits	34.2	33.9	34.3	1%	–

Total deposits	$236.5	$232.2	$222.4	2%	6%

For the quarter ended:
Average deposits	$233.1	$229.4	$218.4	2%	7%

Total deposits at March 31, 2015 grew $4.3 billion compared with December 31, 2014 and average deposits increased $3.7 billion in the first quarter of 2015 compared with the fourth quarter driven by growth in consumer interest-bearing demand and money market deposits. First quarter 2015 period end and average deposits increased $14.1 billion and $14.7 billion, respectively, compared with first quarter 2014 from overall strong growth in demand and money market deposits.

Borrowed Funds				Change	Change
				3/31/15 vs	3/31/15 vs
In billions	3/31/2015	12/31/2014	3/31/2014	12/31/14	3/31/14

At quarter end	$56.8	$56.8	$46.8	–	21%
Average for the quarter ended	$56.4	$52.4	$46.4	8%	22%

Borrowed funds at March 31, 2015 were stable with December 31, 2014. Average borrowed funds increased $4.0 billion in the first quarter of 2015 compared with the fourth quarter primarily reflecting the timing of bank borrowings in the fourth quarter in part to enhance PNC’s liquidity position. First quarter 2015 period end and average borrowed funds increased $10.0 billion compared with the first quarter of 2014 due to higher bank borrowings and senior and subordinated debt.

Capital
	3/31/2015 *	12/31/2014	3/31/2014

Common shareholders’ equity In billions	$41.1	$40.6	$39.4
Transitional Basel III common equity Tier 1 capital ratio	10.4%	10.9%	10.8
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	9.9%	10.0%	9.7%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity increased compared with year end due to growth in retained earnings substantially offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 8

methodologies, including related phase-ins, applicable to PNC during 2015 and 2014. The Basel III standardized approach took effect on January 1, 2015. For 2014 PNC followed the methodology that became effective on January 1, 2014 as an advanced approaches bank. The pro forma ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC repurchased 4.4 million common shares for $.4 billion during the first quarter of 2015 and completed its common stock repurchase program for the four quarter period that began in second quarter 2014 with total repurchases of 17.3 million common shares for $1.5 billion. In March 2015 PNC announced new share repurchase programs of up to $2.875 billion for the five quarter period beginning in the second quarter of 2015. These programs include repurchases of up to $375 million related to stock issuances under employee benefit-related programs. Repurchases will be made under a new 100 million share repurchase authorization which replaced the former 25 million share repurchase program effective April 1, 2015.

On April 2, 2015, the PNC board of directors raised the quarterly cash dividend on common stock to 51 cents per share, an increase of 3 cents per share, or 6 percent, effective with the May 5, 2015 dividend payment. These capital actions are consistent with PNC’s capital plan which was accepted by the Board of Governors of the Federal Reserve System in March 2015.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3/31/15 vs	3/31/15 vs

In millions	3/31/2015	12/31/2014	3/31/2014	12/31/14	3/31/14

Nonperforming loans	$2,405	$2,510	$2,947	(4)%	(18)%
Nonperforming assets	$2,754	$2,880	$3,304	(4)%	(17)%
Accruing loans past due 90 days or more	$988	$1,105	$1,310	(11)%	(25)%
Net charge-offs	$103	$118	$186	(13)%	(45)%
Provision for credit losses	$54	$52	$94	4%	(43)%
Allowance for loan and lease losses	$3,306	$3,331	$3,530	(1)%	(6)%

Overall credit quality for the first quarter of 2015 improved modestly compared with the fourth quarter. Nonperforming assets at March 31, 2015 declined $126 million compared with December 31, 2014 primarily driven by decreases in commercial real estate nonperforming loans of $41 million, residential mortgage nonperforming loans of $41 million and other real estate owned of $20 million. Nonperforming assets declined $550 million from first quarter 2014 due to improvements in the commercial real estate, residential mortgage and commercial nonperforming loan portfolios. Nonperforming assets to total assets were .78 percent at March 31, 2015, down from .83 percent at December 31, 2014 and 1.02 percent at March 31, 2014.

Overall delinquencies decreased $196 million, or 10 percent, as of March 31, 2015 compared with December 31, 2014. Accruing loans past due 90 days or more declined $117 million primarily from lower past due government insured loans, including residential real estate and consumer loans.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 9

Accruing loans past due 60 to 89 days decreased $16 million, or 6 percent, and the 30 to 59 day category decreased $63 million, or 11 percent.

Net charge-offs for the first quarter of 2015 declined $15 million compared with the fourth quarter primarily due to lower residential real estate and home equity net charge-offs partially offset by higher commercial loan net charge-offs. In the comparison with first quarter 2014, net charge-offs decreased $83 million mainly in the home equity and commercial loan portfolios. Net charge-offs for the first quarter of 2015 were .20 percent of average loans on an annualized basis compared with .23 percent for the fourth quarter and .38 percent for the first quarter of 2014.

Provision for credit losses for first quarter 2015 was stable with the fourth quarter and declined $40 million compared with first quarter 2014 reflecting overall credit quality improvement.

The allowance for loan and lease losses at March 31, 2015 decreased $25 million compared with December 31, 2014 and decreased $224 million compared with March 31, 2014 reflecting overall improvement in credit quality. The allowance to total loans was 1.61 percent at March 31, 2015, 1.63 percent at December 31, 2014 and 1.78 percent at March 31, 2014. The allowance to nonperforming loans was 137 percent at March 31, 2015 compared with 133 percent at December 31, 2014 and 120 percent at March 31, 2014.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)

In millions	1Q15	4Q14	1Q14

Retail Banking	$202	$172	$158
Corporate & Institutional Banking	482	564	523
Asset Management Group	37	45	37
Residential Mortgage Banking	28	(9)	(4)
Non-Strategic Assets Portfolio	81	76	110
Other, including BlackRock	174	209	236

Net income	$1,004	$1,057	$1,060

See accompanying notes in Consolidated Financial Highlights

Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. In the first quarter of 2015, enhancements were made to PNC’s funds transfer pricing methodology primarily for costs related to new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory rules for liquidity purposes. These adjustments apply to business segment results prospectively beginning with the first quarter of 2015. The enhancements to funds transfer pricing methodology primarily impacted two business segments with a benefit to Retail Banking earnings and a decrease in Corporate & Institutional

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 10

Banking earnings for the first quarter of 2015.

Retail Banking				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Net interest income	$1,038	$986	$980	$52	$58
Noninterest income	$488	$534	$514	$(46)	$(26)
Provision for credit losses	$49	$54	$145	$(5)	$(96)
Noninterest expense	$1,158	$1,195	$1,100	$(37)	$58
Earnings	$202	$172	$158	$30	$44

In billions
Average loans	$65.1	$65.4	$67.1	$(.3)	$(2.0)
Average deposits	$141.6	$138.6	$135.5	$3.0	$6.1

Retail Banking earnings for the first quarter of 2015 increased in both comparisons. Net interest income increased in both comparisons as a result of the benefit from the enhancements to funds transfer pricing methodology in the first quarter of 2015. Noninterest income declined in both comparisons due to gains on sales of Visa Class B common shares of $36 million in the fourth quarter and $62 million in the first quarter of 2014. In the fourth quarter comparison, noninterest income also decreased as a result of lower customer-initiated transactions reflecting seasonality. In the comparison with first quarter 2014, fee income growth was strong driven by customer-initiated transaction volumes and changes in product offerings. Provision for credit losses declined compared with first quarter 2014 primarily from improved credit metrics. Noninterest expense decreased from the fourth quarter as a result of lower branch occupancy costs, noncredit losses and marketing expense. Noninterest expense increased over first quarter 2014 due to investments in technology and higher compensation, marketing, and customer transaction related costs.

•	Retail Banking continued to focus on serving more customers through cost effective channels that meet their evolving preferences for convenience.

–	Approximately 50 percent of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2015 compared with 49 percent for the fourth quarter and 43 percent for the first quarter of 2014.

–	Deposit transactions via ATM and mobile channels increased to 40 percent of total deposit transactions in first quarter 2015 compared with 38 percent for the fourth quarter and 31 percent for the first quarter of 2014.

–	As part of PNC’s retail branch transformation strategy, 127 branches were converted to the new universal branch format and 40 branches were closed or consolidated in the first quarter of 2015. PNC had a network of 2,660 branches and 8,754 ATMs at March 31, 2015.

•

Average transaction deposits grew $3.0 billion, or 3 percent, over the fourth quarter and $7.0 billion, or 7 percent, over the first quarter of 2014 reflecting growth in personal demand and money market deposits. Average savings deposits increased $.6 billion over the fourth quarter and $1.6 billion over first quarter 2014, while average certificates of deposit decreased

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 11

$.6 billion and $2.6 billion, respectively, due to net runoff of maturing accounts.

•	Average loans decreased 3 percent compared with the first quarter of 2014 as growth in automobile and credit card loans was more than offset by declines in home equity, education and commercial loans.

•	Net charge-offs for the first quarter of 2015 were $99 million compared with $104 million in the fourth quarter and $145 million in the first quarter of 2014. The decrease compared with first quarter 2014 resulted from improved credit quality in both consumer and commercial portfolios.

Corporate & Institutional Banking				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Net interest income	$855	$956	$934	$(101)	$(79)
Corporate service fees	$310	$369	$268	$(59)	$42
Other noninterest income	$119	$119	$96	$–	$23
Provision for credit losses (benefit)	$17	$21	$(13)	$(4)	$30
Noninterest expense	$514	$544	$488	$(30)	$26
Earnings	$482	$564	$523	$(82)	$(41)

In billions
Average loans	$115.1	$112.2	$103.5	$2.9	$11.6
Average deposits	$78.6	$78.4	$71.0	$.2	$7.6
Commercial loan servicing portfolio Quarter end	$390	$377	$351	$13	$39

Corporate & Institutional Banking earnings for the first quarter of 2015 decreased compared with the fourth quarter and the first quarter of 2014. Net interest income declined in the comparisons reflecting the enhancements to funds transfer pricing methodology in the first quarter of 2015. Corporate service fees decreased compared with the fourth quarter primarily due to lower merger and acquisition advisory fees as well as lower syndication activity. In the comparison with first quarter 2014, the increase was mainly attributable to the change in classification from net interest income of certain commercial facility fees beginning second quarter 2014. Other noninterest income increased over first quarter 2014 primarily driven by increased securities underwriting activity and higher revenue associated with credit valuations for customer-related derivatives activities. Provision for credit losses in the first quarter of 2015 increased over the benefit recognized in first quarter 2014 due to portfolio growth and slower credit quality improvement. Noninterest expense decreased compared with the fourth quarter principally due to incentive compensation costs associated with business activity, and increased compared with the first quarter of 2014 as a result of investments in technology and infrastructure.

•	Average loans increased 3 percent over the fourth quarter and 11 percent over first quarter 2014 primarily due to loan growth in PNC’s corporate banking, real estate and business credit businesses.

•	Average deposits increased 11 percent over the first quarter of 2014 driven by business growth and inflows into demand and money market deposits.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 12

•	Charge-offs were in a net recovery position of $1 million in the first quarter of 2015 compared with a net recovery position of $2 million in the fourth quarter and net charge-offs of $2 million in the first quarter of 2014.

Asset Management Group				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Net interest income	$73	$74	$71	$(1)	$2
Noninterest income	$208	$207	$199	$1	$9
Provision for credit losses (benefit)	$12	$(3)	$12	$15	–
Noninterest expense	$210	$211	$199	$(1)	$11
Earnings	$37	$45	$37	$(8)	–

In billions
Client assets under administration Quarter end	$265	$263	$255	$2	$10
Average loans	$7.4	$7.4	$7.1	–	$.3
Average deposits	$10.7	$10.1	$9.6	$.6	$1.1

Asset Management Group earnings for the first quarter of 2015 decreased compared with the fourth quarter and were consistent with the first quarter of 2014. Noninterest income increased in both comparisons as a result of stronger equity markets and new sales production. Noninterest expense increased over first quarter 2014 largely reflecting higher compensation costs from strategic growth and higher technology expenses.

•	Client assets under administration at March 31, 2015 included discretionary client assets under management of $136 billion and nondiscretionary client assets under administration of $129 billion.

–	Discretionary client assets under management increased $1 billion compared with December 31, 2014 and $6 billion compared with March 31, 2014 driven by stronger equity markets.

•	Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence including additions to staff in high opportunity markets. Its business strategies primarily focus on growing client assets under management, building retirement capabilities and expanding product solutions for all customers.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 13

Residential Mortgage Banking				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Net interest income	$30	$34	$40	$(4)	$(10)
Noninterest income	$177	$148	$166	$29	$11
Provision for credit losses (benefit)	$2	$(1)	$(1)	$3	$3
Noninterest expense	$161	$196	$213	$(35)	$(52)
Earnings (loss)	$28	$(9)	$(4)	$37	$32

In billions
Residential mortgage servicing portfolio Quarter end	$113	$108	$114	$5	$(1)
Loan origination volume	$2.6	$2.4	$1.9	$.2	$.7

Residential Mortgage Banking recorded earnings for the first quarter of 2015 compared with losses in the fourth quarter and first quarter of 2014. Noninterest income increased in both comparisons as higher net hedging gains on residential mortgage servicing rights and loans sales revenue were partially offset by lower servicing revenue driven by increased loan payoff activity. First quarter 2014 noninterest income included a benefit from release of reserves for residential mortgage repurchase obligations. Noninterest expense decreased compared with the fourth quarter due to lower servicing costs and residential mortgage foreclosure-related expenses. Noninterest expense declined compared with the first quarter of 2014 reflecting lower legal accruals.

•	Loan origination volume in the first quarter of 2015 was $2.6 billion, an increase of 5 percent compared with the fourth quarter and 32 percent compared with the first quarter of 2014. Approximately 31 percent of first quarter 2015 origination volume was for home purchase transactions compared with 42 percent in the fourth quarter and 37 percent in the first quarter of 2014.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging cross-sell opportunities, especially in the bank footprint markets.

Non-Strategic Assets Portfolio				Change	Change
				1Q15 vs	1Q15 vs
In millions	1Q15	4Q14	1Q14	4Q14	1Q14

Net interest income	$112	$122	$142	$(10)	$(30)
Noninterest income	$9	$18	$6	$(9)	$3
Provision for credit losses (benefit)	$(31)	$(20)	$(52)	$(11)	$21
Noninterest expense	$24	$39	$26	$(15)	$(2)
Earnings	$81	$76	$110	$5	$(29)

In billions
Average loans	$8.0	$8.3	$9.6	$(.3)	$(1.6)

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 14

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the wind-down of the portfolios while maximizing the value and mitigating risk.

•	Provision for credit losses was a benefit in each of the three quarters reflecting improving credit metrics.

•	Charge-offs were in a small net recovery position for the first quarter of 2015 compared with net charge-offs of $12 million for the fourth quarter and net charge-offs of $31 million for the first quarter of 2014. The decrease in both comparisons reflected lower charge-offs across all Non-Strategic Asset portfolios in the first quarter of 2015.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 708-3128 or (303) 223-4396 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2015 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21763222 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended
Dollars in millions, except per share data	March 31 2015	December 31 2014	March 31 2014

Revenue
Net interest income	$2,072	$2,097	$2,195
Noninterest income	1,659	1,850	1,582

Total revenue	3,731	3,947	3,777
Noninterest expense	2,349	2,539	2,264

Pretax, pre-provision earnings (a)	1,382	1,408	1,513
Provision for credit losses	54	52	94

Income before income taxes and noncontrolling interests	$1,328	$1,356	$1,419
Net income (b)	$1,004	$1,057	$1,060
Less:
Net income (loss) attributable to noncontrolling interests	1	21	(2)
Preferred stock dividends and discount accretion and redemptions (c)	70	48	70

Net income attributable to common shareholders	$933	$988	$992
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	2	2	3
Impact of BlackRock earnings per share dilution	5	5	6

Net income attributable to diluted common shares	$926	$981	$983
Diluted earnings per common share	$1.75	$1.84	$1.82
Cash dividends declared per common share	$.48	$.48	$.44

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.
(c)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended
Dollars in millions	March 31 2015	December 31 2014	March 31 2014
Net Interest Income
Core net interest income (a)	$1,944	$1,971	$2,032
Total purchase accounting accretion
Scheduled accretion net of contractual interest	95	94	134
Excess cash recoveries	33	32	29

Total purchase accounting accretion	128	126	163

Total net interest income	$2,072	$2,097	$2,195

Net Interest Margin
Core net interest margin (b)	2.65%	2.72%	3.02%
Purchase accounting accretion impact on net interest margin	.17	.17	.24

Net interest margin	2.82%	2.89%	3.26%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2015	December 31 2014	March 31 2014
PERFORMANCE RATIOS
Net interest margin (a)	2.82%	2.89%	3.26%
Noninterest income to total revenue	44	47	42
Efficiency (b)	63	64	60
Return on:
Average common shareholders’ equity	9.32	9.67	10.36
Average assets	1.17	1.23	1.35
BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions
Retail Banking	$202	$172	$158
Corporate & Institutional Banking	482	564	523
Asset Management Group	37	45	37
Residential Mortgage Banking	28	(9)	(4)
Non-Strategic Assets Portfolio	81	76	110
Other, including BlackRock (d) (e)	174	209	236

Total net income	$1,004	$1,057	$1,060

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014 were $49 million, $49 million and $46 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. In the first quarter of 2015, enhancements were made to PNC’s funds transfer pricing methodology primarily for costs related to the new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory rules for liquidity purposes. These adjustments apply to business segment results prospectively beginning with the first quarter of 2015. Excluding any changes in business volumes, the estimated impact of this change to net interest income for Retail Banking and Corporate & Institutional Banking were approximately an increase of $55 million and a decrease of $60 million, respectively, for the first quarter of 2015. The impacts to the other business segments were not significant. Prior periods have not been adjusted.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2015 Form 10-Q will include additional information regarding BlackRock results.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2015	December 31 2014	March 31 2014
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$350,960	$345,072	$323,423
Loans (a) (b)	204,722	204,817	198,242
Allowance for loan and lease losses (a)	3,306	3,331	3,530
Interest-earning deposits with banks (a)	31,198	31,779	14,877
Investment securities	60,768	55,823	58,644
Loans held for sale (b)	2,423	2,262	2,102
Goodwill	9,103	9,103	9,074
Mortgage servicing rights	1,333	1,351	1,568
Equity investments (a) (c)	10,523	10,728	10,337
Other assets (a) (b)	25,538	23,482	23,315

Noninterest-bearing deposits	74,944	73,479	70,063
Interest-bearing deposits	161,559	158,755	152,319
Total deposits	236,503	232,234	222,382
Transaction deposits	202,272	198,267	188,105
Borrowed funds (a) (b)	56,829	56,768	46,806
Shareholders’ equity	45,025	44,551	43,321
Common shareholders’ equity	41,077	40,605	39,378
Accumulated other comprehensive income	703	503	656

Book value per common share	$78.99	$77.61	$73.73
Tangible book value per common share (Non-GAAP) (d)	$61.21	$59.88	$56.33
Period end common shares outstanding (millions)	520	523	534
Loans to deposits	87%	88%	89%

CLIENT ASSETS (billions)
Discretionary client assets under management	$136	$135	$130
Nondiscretionary client assets under administration	129	128	125

Total client assets under administration	265	263	255
Brokerage account client assets	44	43	41

Total client assets	$309	$306	$296

CAPITAL RATIOS
Transitional Basel III (e) (f)
Common equity Tier 1	10.4%	10.9%	10.8%
Tier 1 risk-based	12.0	12.6	12.6
Total capital risk-based	14.9	15.8	15.8
Leverage	10.5	10.8	11.1

Pro forma Fully Phased-In Basel III (e)
Common equity Tier 1	9.9%	10.0%	9.7%

Common shareholders’ equity to assets	11.7%	11.8%	12.2%

ASSET QUALITY
Nonperforming loans to total loans	1.17%	1.23%	1.49%
Nonperforming assets to total loans, OREO and foreclosed assets	1.34	1.40	1.66
Nonperforming assets to total assets	.78	.83	1.02
Net charge-offs to average loans (for the three months ended) (annualized)	.20	.23	.38
Allowance for loan and lease losses to total loans	1.61	1.63	1.78
Allowance for loan and lease losses to nonperforming loans (g)	137%	133%	120%
Accruing loans past due 90 days or more (in millions)	$988	$1,105	$1,310

(a)	Amounts include consolidated variable interest entities. Our 2014 Form 10-K included, and our first quarter 2015 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets and liabilities for which we have elected the fair value option. Our 2014 Form 10-K included, and our first quarter 2015 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(e)	The ratios as of March 31, 2015 are estimated. See Capital Ratios discussion on page 18 and in the Banking Regulation and Supervision section of Item 1 Business and in the Consolidated Balance Sheet Review section in Item 7 of our 2014 Form 10-K. Our first quarter 2015 Form 10-Q will include additional discussion on these capital ratios.
(f)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(g)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based ratios in 2015 will be calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2015). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2015 and the standardized approach risk-weighted assets as the 2015 Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

PNC’s regulatory risk-based capital ratios in 2014 were based on the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions were phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the 2014 capital ratios calculated using these phased-in Basel III provisions and Basel I risk-weighted assets as the 2014 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated 2015 and 2014 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	2015 Transitional Basel III	2014 Transitional Basel III		Pro forma Fully Phased-In Basel III
Dollars in millions	March 31 2015	December 31 2014	March 31 2014	March 31 2015	December 31 2014	March 31 2014
Common stock, related surplus and retained earnings, net of treasury stock	$40,374	$40,103	$38,722	$40,374	$40,103	$38,722

Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,013)	(8,939)	(8,932)	(9,251)	(9,276)	(9,291)
Basel III total threshold deductions	(418)	(212)	(214)	(1,046)	(1,081)	(1,186)
Accumulated other comprehensive income (a)	115	40	82	288	201	410
All other adjustments	(107)	(63)	(16)	(150)	(121)	(106)

Estimated Basel III Common equity Tier 1 capital	$30,951	$30,929	$29,642	$30,215	$29,826	$28,549

Estimated Basel I risk-weighted assets calculated in accordance with transition rules (b)	N/A	$284,018	$273,826	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (c)	$296,764	N/A	N/A	$304,464	$298,786	$293,310
Estimated Basel III advanced approaches risk-weighted assets (d)	N/A	N/A	N/A	$286,954	$285,870	$289,441

Estimated Basel III Common equity Tier 1 capital ratio	10.4%	10.9%	10.8%	9.9%	10.0%	9.7%
Risk weight and associated rules utilized	Standardized (with 2015 transition adjustments)	Basel I (with 2014 transition adjustments)		Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Includes credit and market risk-weighted assets.
(c)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(d)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 19

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	March 31 2015	December 31 2014	March 31 2014
Book value per common share	$78.99	$77.61	$73.73
Tangible book value per common share
Common shareholders’ equity	$41,077	$40,605	$39,378
Goodwill and Other Intangible Assets (a)	(9,566)	(9,595)	(9,621)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	317	320	331

Tangible common shareholders’ equity	$31,828	$31,330	$30,088
Period-end common shares outstanding (in millions)	520	523	534
Tangible book value per common share (Non-GAAP)	$61.21	$59.88	$56.33

(a)	Excludes the impact from mortgage servicing rights of $1.3 billion at March 31, 2015, $1.4 billion at December 31, 2014, and $1.6 billion at March 31, 2014.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 3.2 percent in 2015, boosted by lower oil/energy prices, and that short-term interest rates and bond yields will rise only slowly in the latter half of 2015. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2014 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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